EMPLOYMENT AGREEMENT


		THIS AGREEMENT, dated this 21st day of June, 1996, is by and between
Construction Forms Inc., a Wisconsin corporation having an office and place of business at W60 N151 Cardinal Avenue Cedarburg, Wisconsin 53012 (the "Company"),
and Jay R. Hanamann, an individual residing at N108 W7075 Berkshire Drive,
Cedarburg, Wisconsin 53012 (the "Executive").

W I T N E S S E T H:

		WHEREAS, pursuant to the Stock and Unit Purchase Agreement dated as of June
21, 1996, by and among Edison Control Corporation (the "Purchaser") and the shareholders of the Company (the "Purchase Agreement"), the Executive is to
enter into an employment agreement with the Company.

		NOW, THEREFORE, in order to induce the Purchaser to consummate the transactions contemplated by the Purchase Agreement and in consideration of the mutual promises and covenants contained herein, the parties hereto hereby agree as follows:

Section 1. EMPLOYMENT.

The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and subject to the conditions hereinafter set forth.

Section 2. DUTIES AND AUTHORITY.

(a) General Powers and Duties.

The Executive shall be employed as the Chief Financial Officer, Secretary and Treasurer of the Company and shall be vested with all the powers typically incident to that office and necessary to the convenient and effective discharge of the duties thereof, and as may from time to time be assigned to the Executive by the Board.

(b) Time and Effort.

The Executive shall devote his full business time and best efforts to the aithful and efficient performance of his duties to the Company. It is understood that the Executive may have other passive investments and directorships so long as they do not interfere with or become inconsistent with his duties hereunder or require other than minor portions of his time. The Executive agrees that he will not accept or serve in any directorship capacity with a for-profit enterprise without the prior approval of the Company's Board of Directors, which will not be unreasonably withheld.

Section 3. TERM.

The initial term of employment of the Executive hereunder shall commence on the date hereof and shall continue until June 30, 1998 and renew automatically from year to year thereafter , unless earlier terminated pursuant to Section 5 hereof or unless written notice is given by either party to the other at least 30 days before the end of the original term or any renewal term that such employment shall cease as of the end of such term (the "Employment Period").

Section 4. COMPENSATION AND RELATED MATTERS.

In consideration for the services of the Executive to be performed hereunder, the Company shall compensate the Executive as follows:

(a) Base Salary.

For the services to be rendered by the Executive and in consideration of the Executive's other undertakings in this Agreement, the Company shall pay to the Executive a minimum base salary of $84,000 per year. Such base salary shall be paid (less all applicable tax and other authorized withholdings) in equal installments in accordance with the Company's then regular payroll practices. The Executive's base salary shall be periodically reviewed by the Company's Board of Directors for purposes of determining whether increases in the base salary are appropriate.

(b) Performance Bonus.

The Company may also pay the Executive, in addition to his base salary, one or more bonuses per year as additional compensation for the Executive's services, in an amount to be determined by the Company's Board of Directors. The payment and amount of any bonus shall be based upon the Company meeting certain performance objectives, the substance of which shall be communicated to the Executive as soon as practicable following their determination. The Board of Directors shall have the sole discretion to award any such bonus and to determine the time at which such bonus is payable; provided, however that Executive's minimum bonus will be $40,000 per year through June 30, 1998, with the first $40,000 minimum bonus being paid no later than June 30, 1997 and the second $40,000 minimum bonus being paid no later than June 30, 1998.

(c) Accident Life, Health and Disability Insurance.

Accident, life and disability insurance for the executive and health insurance for the Executive shall be provided by the Company in accordance with the terms of the group accident, health and disability insurance plan maintained by the Company for its full-time, salaried employees.

(d) Retirement Plan

 The Executive shall be entitled to participate in any retirement plan adopted by the Company for the benefit of its management.

		(e)	Reimbursement for Reasonable Business Expenses.  The Company shall reimburse Executive for reasonable expenses incurred by him in connection with the performance of his duties pursuant to this Agreement, in accordance with the Company's standard policy with respect to reimbursement of business expenses, including, but not limited to, travel expenses, expenses in connection with seminars, professional conventions or similar professional functions and other reasonable business expenses.  Executive agrees to provide the Company with receipts and/or documentation sufficient to permit the
Corporation to take its full business expense deduction.  The Company shall have no obligation to reimburse the Executive for expenses claimed for which sufficient receipts and/or documentation are not provided.

(g) Automobile.

The Company shall provide Executive with full use of an automobile owned or leased by the Company, comparable in size and quality to the Company automobile currently used by Executive, for use in carrying out his duties for both the Company and for use in such additional personal business as Executive may deem appropriate. The Company agrees to provide adequate insurance for the automobile and occupants and to pay all maintenance and operating costs appropriate or necessary to maintain such automobile in prime operating condition.

Section 5. TERMINATION.

(a) Permitted Termination.

The Executive's employment hereunder shall continue until the end of the term specified in Section 3 hereof, except that the employment of the Executive hereunder shall terminate prior to the end of such term (in which case the "term" of this Agreement shall end on the date of employment termination) by reason of any one of the following:

(1) Death.

Upon the death of the Executive during the term of his employment hereunder, the Executive's employment hereunder shall cease. In such event the Company shall be obligated to pay to the Executive's estate any unpaid base salary through the date of death and any previously awarded but unpaid bonus. Amounts payable under this Section shall be payable at the times set forth in Sections 4(a) and 4(b) hereof.

(2) Total and Permanent Disability. The Company shall have the right to terminate this Agreement during the continuance of any Disability of the Executive, as hereafter defined, upon fifteen (15) days' prior notice to the Executive during the continuance of the Disability. "Disability" for purposes of this Section 5(a)(2) shall mean an inability by the Executive to perform a substantial portion of the Executive's duties hereunder by reason of physical or mental incapacity or disability for a total of one-hundred eighty
(180) days or more in any consecutive period of three-hundred and sixty-five
(365) days, as determined by the Board in its good faith judgment based upon a medical doctor's report. In the event of a termination by reason of the Executive's Disability, the Company shall be obligated to pay the Executive any unpaid base salary through the date of termination, and any previously awarded but unpaid bonus. Amounts payable under this Section 5(a)(2) shall be payable at the times set forth in Section 4(a) and 4(b) hereof.

(3) For Cause.

The Company shall have the right to immediately terminate this Agreement for "Cause" upon written notice by the Company to the Executive. For purposes of this Agreement, a termination shall be for Cause only if the Board shall determine that any one or more of the following has occurred:

(i) the commission by the Executive of a felony, fraud, embezzlement or an act of serious criminal moral turpitude; or

(ii)	the Executive shall have engaged in willful misconduct in connection with the conduct of the Company's business; or

(iii) the material failure of the Executive to carry out the lawful policies and directives of the Board to the reasonable satisfaction of the Board, to the extent that such policies and directives are consistent with this Agreement and the position of the Executive; or

(iv) the Executive shall have committed a material breach of any one or more of the provisions of this Agreement and such breach shall have continued in effect for a period of thirty (30) days after written notice to the Executive specifying such breach in reasonable detail; or

(v) the Executive voluntarily terminates his employment for reasons other than those described in Section 5(b) without having Good Reason for voluntarily terminating his employment.


For purposes of this Agreement, "Good Reason" shall mean (1) the material diminution of Executive's duties set forth in Section 2 above, (2) the Company's material breach of any one or more of the provisions of this Agreement and such breach shall have continued in effect for a period of thirty (30) days after written notice to the Company specifying such breach in reasonable detail or (3) the relocation of the offices at which Executive is principally employed to a location which is more than 50 miles from the offices at which Executive is principally employed as of the date hereof.

Except with respect to base salary earned by the Executive relating to periods prior to the termination of the Executive's employment hereunder and COBRA rights, upon any termination of the Executive's employment hereunder pursuant to this Section 5(a)(3), the Executive will have no right to any compensation or benefits from the Company after the effective date of such termination.

(b) Termination for Other Reason.

If (1) the Executive's employment is terminated by the Company including notice of nonrenewal at the expiration of the original term or any extension thereof, other than by reason of death, Disability, or for Cause, or (2) the Executive voluntarily terminates his employment with the Company for Good Reason, then (i) the Company shall pay the Executive an amount equal to the balance of the base salary which the Executive would have received had the Executive's employment continued through June 30, 1998, which amount shall be payable at the times and intervals set forth in Section 4 hereof, provided that the Executive shall receive continuation payments of at least twelve (12) months base salary following the effective date of termination pursuant to this Section 5(b); and (ii) the Company shall continue to provide the Executive with those benefits described in Section 4(c) above which the Executive would have received had the Executive's employment continued throughout the term of employment hereunder or any extension thereof (or provide for a cash payment that is economically equivalent to such benefits), provided that such benefit continuation shall be for a period of not less than twelve (12) months following the effective date of termination pursuant to this Section 5(b). In addition to the foregoing, upon such termination any and all sums owed by the Company to the Executive under this Agreement (such as unpaid salary, previously awarded but unpaid bonuses, reimbursements for travel expenses, or the like) shall be immediately due and payable by the Company to the Executive.

Section 6. NONCOMPETITION AND NONSOLICITATION.

(a) Noncompetition.

During the term of this Agreement and for so long as Executive is receiving severance compensation from the Company pursuant to Section 5(b) of this Agreement, the Executive shall not, directly or indirectly (a) enter into or engage in any business of the Company, its subsidiaries or affiliates as now conducted or as contemplated by the Company, its subsidiaries or affiliates, either on his own account, or as a partner or joint venturer, or as an employee, agent, consultant, or salesman for any individual or entity, or as an officer director, or stockholder of a corporation, or as a lender, sales agent or sales representative or otherwise, within the United States or any other country, (b) solicit or induce, or cause any business, firm or corporation to solicit or induce, the employment of, or business with, any of the present or future employees, agents or customers of the Company, its subsidiaries or affiliates, or (c) engage in or participate indirectly or indirectly, any business conducted under any name that shall be the same as or similar to any trade name used by the Company, its subsidiaries or affiliates in connection with its business and operations.

Nothing in the foregoing shall be deemed to prohibit Executive from owning stock, but not otherwise participating in the management, of any corporation which is listed on a national stock exchange or the NASDAQ National Market System, provided such stock interest does not exceed five percent (5%) of the outstanding stock of any class of such corporation.

(b) Nonsolicitation.

During the term of this Agreement and for so long as Executive is receiving severance compensation from the Company pursuant to Section 5(b) of this Agreement, the Executive shall not directly or indirectly solicit or encourage any employee of the Company or its subsidiaries to cease his or her employment with the Company, its subsidiaries or affiliates or to commit any act or engage in any activity which would violate the conditions set forth in
Section 6(a) of this Agreement if it were committed or engaged in by the Executive himself nor shall the Executive induce or attempt to induce any customer or other person having a business relationship with the Company, its subsidiaries or affiliates to cease doing business with the Company, its subsidiaries or affiliates or interfere materially with the relationship between any such person and the Company, its subsidiaries or affiliates.

(c) Specific Performance.

Executive acknowledges and agrees that (a) irreparable damage would result if the provisions of Sections 6 hereof were not complied with in accordance with their respective specific terms, (b) such damage will be incapable of precise measurement and (c) the Company will not have an adequate remedy at law to redress the harm which such violation shall cause. Accordingly, Executive agrees that the Company shall have the right to injunctive relief, in addition to any other rights or remedies it may have, in respect of any failure on the part of Executive to comply with provisions of Sections 6 hereof including, but not limited to, temporary restraining orders and temporary injunctions to restrain any violation of this Agreement by Executive.

Section 7. NON-DISCLOSURE.

During the term of this Agreement and for so long as Executive is receiving severance compensation from the Company pursuant to Section 5(b) of this Agreement, the Executive shall not divulge, furnish or make accessible to anyone any knowledge or information with respect to the Company's product development plans, financial information regarding the Company, confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material devices or ideas or other know-how, whether patentable or not, with respect to any confidential or secret engineering, development or research work or with respect to any other confidential or secret aspects of the Company's business (including, without limitation, customer lists, instruction manuals, supplier lists and pricing arrangements with customers or suppliers.

Section 8.	MISCELLANEOUS.

(a) Notices.

All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified written telecommunication, to the relevant address set forth above, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 8.

(b) Severability.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(c) Waivers.

No delay or omission by either party hereto in exercising any right, power or privilege, nor any single or partial exercise of any such right, power or privilege shall preclude any further exercise thereof or the exercise of any other right, power or privilege.

(d) Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) Entire Agreement.

This Agreement contains the entire understanding of the parties hereto, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument signed by each of the parties hereto.

(f)	Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WISCONSIN.

(g) Sale, Consolidation or Merger.

In the event of a sale of the stock of the Company, or consolidation or merger of the Company with or into another corporation or entity, or the sale of substantially all of the operating assets of the Company to another corporation, entity or individual, the successor-in-interest shall be deemed to have assumed all liabilities of the Company under this Agreement.

		IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

CONSTRUCTION FORMS, INC.			/s/ Jay R. Hanamann
                    							Jay R. Hanamann
By	Allen Duhr
Its President